Exhibit 99.1

Contact:	Lou Cancelmi 206-392-5170

FOR IMMEDIATE RELEASE	April 30, 2005

ALASKA AIRLINES RECEIVES ARBITRATOR’S DECISION

     SEATTLE — An arbitrator notified Alaska Airlines today of his decisions on the major terms of a new contract between the airline and its Air Line Pilots Association (ALPA) bargaining unit.

     The decisions of the arbitrator, Richard Kasher, cover all 1,465 pilots employed by Alaska Airlines. The new contract becomes effective May 1.
     The existing contract between the airline and the union called for an arbitrator, mutually agreed upon, to resolve differences if the parties were unable to reach agreement. ALPA and Alaska Airlines began contract talks in October 2003. The arbitrator was called in to help craft a settlement when an agreement could not be reached by a December 15, 2004, deadline.
     While wage provisions go into effect tomorrow, full implementation of all provisions is expected to occur over several weeks. The contract becomes amendable in two years.
     The terms of the agreement, set by the arbitrator, were based on information presented by both the airline and ALPA. They include an approximate 26 percent reduction in pilot wages, various work rule changes resulting in productivity improvements and higher employee health care contributions. No changes were made to the pilots’ pension or profit sharing plans.
     “We are grateful to the arbitrator for helping us reach a resolution,” said Dennis Hamel, Alaska’s vice president of employee services. “This allows us to move forward with a competitive wage and benefit package for our pilots and helps us achieve a better cost alignment with other major carriers.”
     Alaska Airlines, the nation’s ninth largest carrier, serves more than 50 cities in Alaska, the Lower 48, Canada and Mexico.

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